SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report:
                       (Date of earliest event reported)
                                 March 29, 2001



                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
               (Exact name of registrant as specified in charter)



          Delaware                      001-11001                 06-0619596
----------------------------   ---------------------------   -------------------
(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)



3 High Ridge Park, P.O. Box 3801,  Stamford, Connecticut           06905
--------------------------------------------------------           -----
       (Address of principal executive offices)                  (Zip code)



                                 (203) 614-5600
                                 --------------
              (Registrant's telephone number, including area code)


                           No change since last report
                           ---------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.
         -------------

From May 27, 1999 through July 12, 2000 we entered into several agreements to acquire approximately 2,034,700 telephone access lines (as of December 31, 2000) for approximately $6.5 billion in cash. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

       On May 27, September 21, and December 16, 1999, we announced 6 definitive agreements to purchase from Verizon Communications (Verizon) approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska (the GTE Acquisitions) for approximately $1,171,000,000 in cash. These acquisitions are subject to various state and federal regulatory approvals. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 telephone access lines for approximately $205,000,000 in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 telephone access lines for approximately $439,000,000 in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 telephone access lines for approximately $304,000,000 in cash. Therefore, as of December 31, 2000, we have closed on approximately 83% of the access lines contracted for from Verizon for 81% of the aggregate purchase price. We expect that the remainder of the Verizon transactions will close on a state-by-state basis in the first half of 2001.

       On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications (Qwest) approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (the U S WEST Acquisitions) for approximately $1,650,000,000 in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 telephone access lines for approximately $38,000,000 in cash. We expect that the remainder of the U S WEST acquisitions, which are subject to various state and federal regulatory approvals, will occur on a state-by-state basis by the end of the first quarter of 2002.

       On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. 100% of the stock of Frontier Corp., (the Frontier Acquisition) which owns approximately 1,096,700 telephone access lines (as of December 31, 2000) in Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650,000,000 in cash. We expect that this transaction, which is subject to various state and federal regulatory approvals, will be completed in the second half of 2001.

The GTE Acquisitions, the U S WEST Acquisitions and the Frontier Acquisition are collectively referred to as the Acquisitions. We are filing the financial statements of the businesses to be acquired and pro forma financial information related to probable acquisitions for purposes of incorporation by reference.

This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects" and similar expressions are intended to identify "forward-looking statements". Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in our markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, our ability to identify future markets and successfully expand existing ones, the mix of products and services offered in our target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by us or on our behalf. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

(a)      Financial Statements of Businesses to be acquired
* Selected U S WEST Exchanges, Special Purpose Financial Statements for the years ended December 31, 1999, 1998 and 1997
* Selected U S WEST Exchanges, for the nine months ended September 30, 2000 and 1999
* Frontier Incumbent Local Exchange Carrier Businesses for the years ended December 31, 1999, 1998 and 1997
* Frontier Incumbent Local Exchange Carrier Businesses for the nine months ended September 30, 2000 and 1999

(b)      Pro forma Financial Information
* Pro forma Balance Sheet as of September 30, 2000 and Pro forma Income Statements for the nine months ended September 30, 2000 and for the year ended December 31, 1999

(c)      Exhibits

             23.1  Consent of Arthur Andersen LLP
             23.2  Consent of Arthur Andersen LLP
             23.3  Consent of PricewaterhouseCoopers LLP

                                    SIGNATURE
                                    --------




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
                                  (Registrant)




                                    By: /s/   Robert J. Larson
                                        -----------------------

                                    Robert J. Larson
                                    Vice President and Chief Accounting Officer



Date: March 29, 2001

                         Citizens Communications Company
                    Pro Forma Combining Financial Information

From May 27, 1999 through July 12, 2000 we entered into several agreements to acquire approximately 2,034,700 telephone access lines (as of December 31, 2000) for approximately $6.5 billion in cash. These transactions have been and will be accounted for using the purchase method of accounting. The results of operations of the acquired properties have been and will be included in our financial statements from the dates of acquisition of each property. These agreements and the status of each transaction are described as follows:

       On May 27, September 21, and December 16, 1999, we announced 6 definitive agreements to purchase from Verizon Communications (Verizon) approximately 381,200 telephone access lines (as of December 31, 2000) in Arizona, California, Illinois/Wisconsin, Minnesota and Nebraska (the GTE Acquisitions) for approximately $1,171,000,000 in cash. These acquisitions are subject to various state and federal regulatory approvals. On June 30, 2000, we closed on the Nebraska purchase of approximately 62,200 telephone access lines for approximately $205,000,000 in cash. On August 31, 2000, we closed on the Minnesota purchase of approximately 142,400 telephone access lines for approximately $439,000,000 in cash. On November 30, 2000, we closed on the Illinois/Wisconsin purchase of approximately 112,900 telephone access lines for approximately $304,000,000 in cash. Therefore, as of December 31, 2000, we have closed on approximately 83% of the access lines contracted for from Verizon for 81% of the aggregate purchase price. We expect that the remainder of the Verizon transactions will close on a state-by-state basis in the first half of 2001.

       On June 16, 1999, we announced a series of definitive agreements to purchase from Qwest Communications (Qwest) approximately 556,800 telephone access lines (as of December 31, 2000) in Arizona, Colorado, Idaho/Washington, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (the U S WEST Acquisitions) for approximately $1,650,000,000 in cash and the assumption of certain liabilities. On October 31, 2000, we closed on the North Dakota purchase of approximately 17,000 telephone access lines for approximately $38,000,000 in cash. We expect that the remainder of the U S WEST acquisitions, which are subject to various state and federal regulatory approvals, will occur on a state-by-state basis by the end of the first quarter of 2002.

       On July 12, 2000, we announced a definitive agreement to purchase from Global Crossing Ltd. 100% of the stock of the Frontier Incumbent Local Exchange businesses,(the Frontier Acquisition) which owns approximately 1,096,700 telephone access lines (as of December 31, 2000) in Alabama/Florida, Georgia, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, New York, Pennsylvania and Wisconsin, for approximately $3,650,000,000 in cash. We expect that this transaction, which is subject to various state and federal regulatory approvals, will be completed in the second half of 2001.

     The GTE Acquisitions, the U S WEST Acquisitions and the Frontier Acquisition are collectively referred to as the Acquisitions. The following unaudited pro forma condensed combined financial information of Citizens Communications Company and the Acquisitions, which are referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the Acquisitions and related financing had the Acquisitions been completed as of September 30, 2000 for the pro forma balance sheet or at the beginning of the periods presented for the pro forma income statements. The Frontier Acquisition on the pro forma balance sheet represents the unaudited balance sheet of the Frontier Acquisition as of September 30, 2000. The GTE and U S WEST Acquisitions on the proforma balance sheet represents the assets to be acquired from GTE and U S WEST as of September 30, 2000, including our preliminary allocation of purchase price. The amount in shareholders' equity represents the net assets acquired. As stated in the notes to the financial statements of the U S WEST and GTE Acquisitions, corporate overhead expenses are not included in the respective statements of revenues and expenses.

     We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will continue to have increased expenses until all acquisitions are fully integrated. We expect to achieve economies of scale with the acquired properties that will both expedite our ability to provide an expanded menu of telecommunication services and make those services incrementally more profitable but can provide no assurance that such economies will be realized. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information reflects the increased expenses to the extent they have been incurred in the periods presented, but does not reflect economies of scale.

    Certain of our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. We do not expect to account for the assets acquired in the Acquisitions under SFAS 71; as a result, the pro forma financial information account for the Acquisitions completed and to be completed as non-regulated entities pending the outcome of our evaluation.

    The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Acquisitions had taken place earlier or the future results that the companies will experience after completion of these transactions.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Acquisitions included herein and in the Form 8-K filed by us on November 14, 2000 and the historical financial statements of Citizens Communications Company.

                Citizens Communications Company and Subsidiaries
                           Pro Forma Balance Sheet Data
                            As of September 30, 2000
                                   (unaudited)



                                                                                        Pro Forma
                                               Citizens        -----------------------------------------------------------
                                            Communciations    Frontier(10) GTE and U S WEST
(Amounts in thousands)                          9/30/00       Acquisition    Acquisitions    Adjustments        Adjusted
                                           -------------------------------------------------------------------------------

Cash                                            $    45,963    $    43,832     $              $1,615,998  (1) $     45,963
                                                                                              (1,659,830) (2)
Accounts receivable, net                            220,257        456,703                             -           676,960
Short-term investments                              224,655              -                             -           224,655
Other                                                37,954         16,023                             -            53,977
Assets held for sale                              1,129,054              -                    (1,129,054) (1)            -
                                               ---------------------------------------------------------       -----------
  Total current assets                            1,657,883        516,558               -    (1,172,886)        1,001,555

Net property, plant & equipment                   3,255,120      1,014,687         774,959             -         5,044,766
Excess cost over net assets acquired                466,358      1,538,999       1,402,041     1,122,088  (2)    4,529,486
Investments                                         147,457              -                      (147,457) (2)            -
Regulatory assets                                   181,800              -                             -           181,800
Deferred debits and other assets                    172,301         36,256                             -           208,557
Assets of discontinued operations                   638,892              -                      (638,892) (1)            -
                                               ---------------------------------------------------------       -----------
    Total assets                                $ 6,519,811    $ 3,106,500     $ 2,177,000    $ (837,147)     $ 10,966,164
                                               =========================================================       ===========

Long-term debt due within one year              $    84,187    $     3,117     $              $        -      $     87,304
Accounts payable and other current liabilities      306,803        232,266                             -           539,069
                                               ---------------------------------------------------------       -----------
  Total current liabilities                         390,990        235,383                             -           626,373

Deferred income taxes                               433,993         87,631                             -           521,624
Customer advances for construction
  and contributions in aid of construction          190,395              -                             -           190,395
Deferred credits and other liabilities               70,845        138,723                             -           209,568
Regulatory liabilities                               25,251              -                             -            25,251
Long-term debt                                    2,925,680        116,851                     2,656,325  (2)    5,698,856
Liabilities related to assets held for sale         235,857              -                      (235,857) (1)            -
Liabilities of discontinued operations              196,446              -                      (196,446) (1)            -
                                               ---------------------------------------------------------       -----------
  Total liabilities                               4,469,457        578,588               -     2,224,022         7,272,067

Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                 201,250              -                             -           201,250

Shareholders' equity                              1,849,104      2,527,912       2,177,000       280,355  (1)    3,492,847
                                                                                              (4,704,912) (2)
                                                                                               1,363,388  (2)
                                               ---------------------------------------------------------       -----------
    Total liabilities and shareholders' equity  $ 6,519,811    $ 3,106,500     $ 2,177,000    $ (837,147)     $ 10,966,164
                                               =========================================================       ===========

*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

              See Notes to Pro Forma Condensed Financial Statements.

                Citizens Communications Company and Subsidiaries
                         Pro Forma Income Statement Data
                  For the nine months ended September 30, 2000
                                   (unaudited)


                                                             Citizens
                                                         Communciations     GTE Acquisitions     U S WEST    Frontier(10)  Total
(Amounts in thousands - except per-share amounts)            9/30/00      GTE    GTE Minnesota Acquisitions Acquisition Acquisitions
                                                         ---------------------------------------------------------------------------

  Revenue                                                  $ 1,320,019   $ 99,117    $ 56,962   $ 255,212    $ 562,128    $ 973,419
  Operating expenses                                           902,266     32,735      23,323     115,626      290,241      461,925
  Depreciation and amortization                                278,483     23,112         545      66,214      150,174      240,045

  Acquisition assimilation expenses                             24,130          -           -           -            -            -
                                                           -------------------------------------------------------------------------
  Income from operations                                       115,140     43,270      33,094      73,372      121,713      271,449
  Investment and other income, net                              14,913          -           -           -       22,216       22,216
  Minority interest                                             12,222          -           -           -            -            -
  Interest expense                                             128,899      2,548       1,686           -        4,899        9,133
  Income tax expense (benefit)                                   5,097     16,687      12,687      27,780       66,174      123,328
  Convertible preferred dividends                                4,657          -           -           -            -            -
                                                           -------------------------------------------------------------------------
  Income (loss) from continuing operations                 $     3,622   $ 24,035    $ 18,721   $  45,592    $  72,856    $ 161,204
                                                           =========================================================================

Weighted average shares outstanding -Basic                     263,725
Weighted average shares outstanding -Diluted                   268,042

Income (loss) from continuing operations per basic share   $      0.01
Income (loss) from continuing operations per diluted share $      0.01



                                                                  Elimination of            Pro Forma
                                                                Gas and Electric -----------------------------
                                                                   Operations      Adjustments       Adjusted
                                                                ----------------------------------------------

(Amounts in thousands - except per-share amount)

  Revenue                                                         $ (440,632)   $        -         $ 1,852,806
  Operating expenses                                                (356,518)        9,000  (3)      1,016,673
  Depreciation and amortization                                      (38,881)      179,524  (4)        671,697
                                                                                    12,526  (5)
  Acquisition assimilation expenses                                        -                            24,130
                                                                ----------------------------------------------
  Income from operations                                             (45,233)     (201,050)            140,306
  Investment and other income, net                                     1,203       (16,486) (6)         21,846
  Minority interest                                                        -             -              12,222
  Interest expense                                                   (26,014)      183,299  (7)        295,317
  Income tax expense (benefit)                                        (6,026)     (131,673) (8)         (9,274)
  Convertible preferred dividends                                          -             -               4,657
                                                                ----------------------------------------------
  Income (loss) from continuing operations                         $ (11,990)   $ (269,162)        $  (116,326)
                                                                ==============================================

Weighted average shares outstanding -Basic                                                             263,725
Weighted average shares outstanding -Diluted                                                           268,042

Income (loss) from continuing operations per basic share                                           $     (0.44)
Income (loss) from continuing operations per diluted share                                         $     (0.44)


See Notes to Pro Forma Condensed Financial Statements.



                Citizens Communications Company and Subsidiaries
                         Pro Forma Income Statement Data
                      For the year ended December 31, 1999
                                   (unaudited)


                                                             Citizens
                                                         Communciations    GTE Acquisitions     U S WEST   Frontier(10)    Total
(Amounts in thousands - except per-share amounts)           12/31/99     GTE   GTE Minnesota  Acquisitions Acquisition  Acquisitions
                                                         ---------------------------------------------------------------------------


  Revenue                                                  $ 1,598,236  $ 147,644    $ 85,848    $ 329,364    $ 734,213  $1,297,069
  Operating expenses (9)                                     1,213,775     59,923      30,298      147,511      365,785     603,517
  Depreciation and amortization                                310,185     35,272         771       85,003      139,086     260,132

  Acquisition assimilation expenses                              3,916          -           -            -            -           -
                                                          -------------------------------------------------------------------------
  Income from operations                                        70,360     52,449      54,779       96,850      229,342     433,420
  Investment and other income, net                             243,797          -           -            -       21,745      21,745
  Minority interest                                             23,227          -           -            -            -           -
  Interest expense                                             119,675      5,509       2,430            -        7,410      15,349
  Income tax expense                                            74,900     18,978      21,520       36,804      107,602     184,904
  Convertible preferred dividends                                6,210          -           -            -            -           -
                                                          -------------------------------------------------------------------------
  Income (loss) from continuing operations                 $   136,599   $ 27,962    $ 30,829    $  60,046    $ 136,075   $ 254,912
                                                          =========================================================================

Weighted average shares outstanding -Basic                     260,481
Weighted average shares outstanding -Diluted                   262,260

Income (loss) from continuing operations per basic share   $      0.52
Income (loss) from continuing operations per diluted share $      0.52




                                                                 Elimination of            Pro Forma
                                                                Gas and Electric -----------------------------
                                                                   Operations      Adjustments       Adjusted
                                                                ----------------------------------------------

  Revenue                                                          $ (510,808)   $        -        $ 2,384,497
  Operating expenses (9)                                             (400,760)            -          1,416,532
  Depreciation and amortization                                       (47,756)      284,366  (3)       826,327
                                                                                     19,400  (4)
  Acquisition assimilation expenses                                         -             -              3,916
                                                                ----------------------------------------------
  Income from operations                                              (62,292)     (303,766)           137,722
  Investment and other income, net                                       (196)      (22,446) (5)       242,900
  Minority interest                                                         -                           23,227
  Interest expense                                                    (32,703)      247,746  (6)       350,067
  Income tax expense                                                  (10,313)     (171,223) (7)        78,268
  Convertible preferred dividends                                           -                            6,210
                                                                ----------------------------------------------
  Income (loss) from continuing operations                         $  (19,472)   $ (402,735)       $   (30,696)
                                                                ==============================================

Weighted average shares outstanding -Basic                                                             260,481
Weighted average shares outstanding -Diluted                                                           262,260

Income (loss) from continuing operations per basic share                                           $     (0.12)
Income (loss) from continuing operations per diluted share                                         $     (0.12)




   See Notes to Pro Forma Condensed Financial Statements.

                Notes to Pro Forma Condensed Financial Statements

(1) Reflects the effect of our proposed sales of our public services properties, net of estimated taxes of $415,000,000. Cash proceeds from discontinued operations and assets held for sale have been estimated using the actual contract price for properties where we have reached an agreement with a buyer and signed a definitive contract to sell and using net book value for properties not yet under contract. Currently, we have agreements to sell all our water and wastewater operations, one of our electric operations and one of our natural gas operations. The proceeds from these agreements aggregate approximately $1,470,000,000 in cash plus the assumption of certain liabilities. The balance of the cash proceeds from discontinued operations and assets held for sale is equal to the net book values of the other public service properties. We do not expect any of such properties to be sold at a loss.

(2) Represents the acquisition of the stock of the Frontier Acquisition and the remaining assets to be acquired (as of September 30, 2000) in the GTE and U S WEST Acquisitions. Such acquisitions are assumed to be funded through the use of cash on hand (including cash proceeds, net of tax, from the assumed sale of the public service properties), sales of investments, the issuance of long-term debt securities and the issuance of equity securities. The pro forma condensed financial statements assume that debt and equity securities would be issued in amounts that result in a long term debt to long term debt and equity ratio of 62% subsequent to the transactions contemplated herein. The following represents the adjustment to record the Acquisitions:


                                                                                       (in thousands)
    Elimination of historical shareholder's equity of the Frontier Acquisition
        and the net assets of the GTE and U S WEST Acquisitions                          $4,704,912
    Decrease in investments utilized to partially fund the Acquisitions                    (147,457)
    Issuance of long term debt                                                           (2,656,325)
    Issuance of equity                                                                   (1,363,388)
    Use of cash on hand                                                                  (1,659,830)
                                                                                         -----------

    Excess of cost over net assets acquired                                              $1,122,088
                                                                                         ----------


    For purposes of the accompanying pro forma combined financial statements, we have recorded the acquired assets and assets to be acquired at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase prices and the final estimates of fair values of assets and liabilities as of the various closing dates. We undertake studies to determine the fair values of assets acquired and allocate the purchase prices accordingly. We believe that the excess of cost over historical net assets acquired and to be acquired will be allocated to property, plant and equipment, customer base, other identifiable intangibles and goodwill. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(3) Represents an increase in selling, general and administrative expenses of the GTE Combined Entities to reverse a pension credit recorded during the nine months ended September 30, 2000 that will not continue.

(4) Reflects amortization expense of the excess of cost over net assets acquired in the Acquisitions using the straight-line method over a 15 year period. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in Note 2, amortization expense could be impacted since the depreciable lives of assets other than goodwill may be shorter or longer than 15 years.

(5) Represents an adjustment for depreciation expense related to GTE Minnesota since the GTE historical financial statements do not include depreciation related to these assets.

(6) Represents  the  elimination  of  investment   income  associated  with  the
    investment portfolio which is assumed to have been sold to partially fund the Acquisitions.

(7) Represents pro forma interest expense from the beginning of the period presented on the debt assumed to have been issued to partially fund the Acquisitions. The interest rate is assumed to be 7.8%.

(8) Represents adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

(9) During 1999, we recorded a pre-tax charge of $5,760,000 in other operating expenses in connection with a plan to restructure our corporate office activities. These costs are not expected to have a continuing impact on our operations. During 1999, Frontier had one-time pre-tax gains totaling $4.7 million which are included in other income in their income statement. The gains are associated with their sales of various telephone properties and will not have a continuing impact on our operations.

(10) On September, 30, 1999, Global Crossing acquired Frontier Corporation and all of its subsidiaries (including the LEC businesses that we are acquiring), in a merger transaction. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", the excess of the purchase price on the net assets acquired and the liabilities assumed was allocated to Frontier Corporation and its subsidiaries based upon their fair market value at the date of the acquisition. Accordingly, the Frontier Acquisition in the accompanying pro forma income statements for the year ended December 31, 1999 reflect the depreciation expense on the revised balances commencing October 1, 1999. Frontier was amortizing the associated goodwill over a 20 year period. Citizens has included the full year 1999 and nine months ended September 30, 2000 amortization of goodwill over a 15 year period in its pro forma adjustment 3.

                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)


                      SPECIAL PURPOSE FINANCIAL STATEMENTS
                      ------------------------------------
                            AS OF SEPTEMBER 30, 2000
                            ------------------------

                                    UNAUDITED
                                    ---------

                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)


                   STATEMENTS OF SELECTED ASSETS, LIABILITIES
                   ------------------------------------------
                               AND PARENT'S EQUITY
                               -------------------



                                                  September 30, 2000        December 31, 1999
                                                  ------------------        -----------------
                                                       Unaudited
                                                              (Dollars in Thousands)
                       ASSETS
                       ------
      CURRENT ASSETS:
        Accounts Receivable, less allowance           $     40,881            $     46,327
           for uncollectibles of $1,721 and $1,254
        Inventories and Supplies                             4,674                   6,542
        Other Current Assets                                   636                     685

                                                    --------------           -------------
             Total Current Assets                           46,191                  53,554

      PROPERTY, PLANT AND EQUIP - NET                      661,810                 607,700

                                                    --------------           -------------
             Total Assets                             $    708,001            $    661,254
                                                    ==============           =============


           LIABILITIES AND PARENT'S EQUITY
           -------------------------------
      CURRENT LIABILITIES:
        Accounts Payable                              $    44,943             $    56,582
        Accrued Expenses                                   28,001                  28,849

                                                    -------------            ------------
             Total Current Liabilities                     72,944                  85,431

      LONG TERM LIABILITIES                                 2,540                   2,936

      PARENT'S EQUITY                                     632,517                 572,887

                                                    -------------            ------------
             Total Liabilities and Parent's Equity    $   708,001             $   661,254
                                                    =============            ============



The accompanying notes are an integral part of these special purpose financial statements.

                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)


                       STATEMENTS OF REVENUES AND EXPENSES
                       -----------------------------------
                                    Unaudited


                                                               Nine Months Ended
                                                  --------------------------------------------
                                                   September 30, 2000       September 30, 1999
                                                  --------------------      ------------------
                                                             (Dollars in Thousands)
      OPERATING REVENUES:
        Local Service                                      $   118,980             $  113,372
        Access Service                                         114,791                103,789
        Long Distance Service                                   13,312                 19,531
        Other Services                                           8,129                  8,800

                                                         -------------        ---------------
             Total Operating Revenues                          255,212                245,492
                                                         -------------        ---------------

      OPERATING EXPENSES:
        Operating Expenses                                      78,963                 76,005
        Selling, General and Administrative Expenses            36,663                 36,545
        Depreciation and Amortization                           66,214                 64,917

                                                         -------------        ---------------
             Total Operating Expenses                          181,840                177,467
                                                         -------------        ---------------

        INCOME BEFORE INCOME TAXES                              73,372                 68,025

        PROVISION FOR INCOME TAXES                              27,780                 25,850

                                                         -------------        ---------------
        INCOME AFTER INCOME TAXES                          $    45,592             $   42,175
                                                         =============        ===============



The accompanying notes are an integral part of these special purpose financial statements.

                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)


                            STATEMENTS OF CASH FLOWS
                            ------------------------



                                                                      For the Nine Months Ended
                                                                         September 30, 2000
                                                                      -------------------------
                                                                       (Dollars in Thousands)
      OPERATING ACTIVITIES:
            Income After Income Taxes                                           $  45,592
            Adjustment to Income After Income Taxes
               Depreciation & Amortization                                         66,214
            Changes in Operating Assets & Liabilities
               Accounts Receivables                                                 5,447
               Inventories, supplies and other current assets                       1,916
               Accounts payables and accrued expenses                             (12,090)
               Other                                                              (60,415)

                                                                             ------------
            Cash Provided by Operating Activities                                  46,664
                                                                             ------------


      INVESTING ACTIVITIES:
            Expenditures for Property, Plant, & Equipment                         (40,516)

      FINANCING ACTIVITIES:
            Change in Parent's Advances                                            (6,148)
                                                                             ------------

      CASH:
            Change                                                                      -
            Beginning Balance                                                           -

                                                                             ------------
            Ending Balance                                                      $       -
                                                                             ============

The accompanying notes are an integral part of these special purpose financial statements.


                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)


                  NOTES TO SPECIAL PURPOSE FINANCIAL STATEMENTS
                  ---------------------------------------------
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
              -----------------------------------------------------

                                    UNAUDITED
                                    ---------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The accompanying special purpose financial statements present the assets, liabilities, parent's equity, revenues, expenses and cash flows of 174 local exchange areas in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (the "Exchanges"). These statements present the revenues and expenses directly attributed and allocated to the Exchanges, as described herein, and selected assets, liabilities and parent's equity as of and during the periods presented. The Exchanges are 100% owned by U S WEST Communications, Inc. (the "Company"), a wholly owned subsidiary of Qwest Communications International, Inc (formerly U S WEST, Inc.). These statements represent amounts incurred on a historical basis when the local exchange areas were held by and operated as an integral part of the Company. Certain prior year balances have been restated to reflect the replacement of two exchanges. On June 30, 2000, U S WEST merged with and into Qwest Communications International Inc. The combined companies operate under the name Qwest Communications International Inc.

On June 16, 1999, the Company entered into a series of definitive agreements for Citizens Utilities Company (now Citizens Communications Company) to purchase local-exchange telephone properties serving approximately 530,000 telephone access lines in nine states for approximately $1.65 billion in cash. Approval of the sale is subject to review by federal and state regulatory agencies. The transfer of ownership, which will occur on a state by state basis, is expected to be completed in 2001. The Exchanges consist of access lines from customers' premises to telephone exchange offices and switching and interoffice facilities to originate and terminate telecommunications services within the local exchange service territories, as defined by each state's public utility commission.

The accompanying special purpose financial statements include the assets, liabilities and related operations of the Exchanges historically incurred by the Company and exclude all other assets, liabilities and related operations of U S WEST and its subsidiaries. The special purpose financial statements also include expenses related to all employees who support the Exchanges, some of which are expected to remain employees of the Company.

U S WEST and the Company incur certain costs that relate to the Exchanges. To prepare these special purpose financial statements, management allocated certain assets, liabilities and expenses to the Exchanges on a basis that approximates actual cost. Management believes such allocations are reasonable; however, the allocations could differ from amounts that would be determined if the Exchanges operated on a stand-alone basis. The 1999 annual audited financial information was allocated to the 1999 quarters based on actual state level revenue and expenses for the quarter. Because of the Exchanges' relationship with U S WEST and its subsidiaries, the assets, liabilities, revenues and expenses are not necessarily indicative of what would have occurred had the Exchanges operated as a stand-alone entity. These special purpose financial statements are not necessarily indicative of future financial position or results of operations. Corporate overhead expenses are not included in the statements of revenues and expenses as these amounts are not allocated or charged to the Exchanges by the Company or U S WEST. Cash and debt are centrally managed by US WEST. Therefore, the associated balances (including interest) are excluded from the accompanying financial statements.

Parent's equity reflects the Company's investment in the Exchanges, accumulated earnings and losses of the Exchanges and intercompany activity with U S WEST. Parent's equity also reflects debits and credits for expense items recognized in these special purpose financial statements for which the related asset or liability is excluded because it is considered to be a U S WEST or Company balance sheet item. These debits and credits primarily include the assets and liabilities of the benefit plans and income tax assets and liabilities not allocated to the Exchanges.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion management, the Quarterly Special Purpose Financial Statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein. These Consolidated Financial Statemens should be read in conjunction with the Company's 1999 Special Purpose Financial Statements and notes thereto.

                                                                 ARTHUR ANDERSEN



U S WEST, INC.
SELECTED U S WEST EXCHANGES

Special Purpose Financial Statements
As Of December 31, 1999, 1998 and 1997

Together With Report Of  Independent Public Accountants

                                                                 ARTHUR ANDERSEN









                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To U S WEST, Inc. and Citizens Utilities Company:

We have audited the accompanying special purpose statements of selected assets, liabilities and parent's equity of U S WEST, Inc.'s selected U S WEST Exchanges (the "Exchanges," as described in Footnote 1) as of December 31, 1999 and 1998, and the related statements of revenues and expenses and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of U S WEST, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the selected assets, liabilities and parent's equity of U S WEST, Inc.'s selected U S WEST Exchanges as of December 31, 1999 and 1998, and the related revenues and expenses and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.






/s/ Arthur Andersen LLP
Denver, Colorado,
     May 19,2000.

                                  US WEST, INC.
                                  -------------


                           SELECTED US WEST EXCHANGES
                           --------------------------
                          (As Described In Footnote 1)

                       STATEMENTS OF REVENUES AND EXPENSES
                       -----------------------------------


                                                           Year Ended December 31,
                                                 --------------------------------------------
                                                     1999             1998           1997
                                                 -------------     -----------     ----------
                                                           (dollars in thousands)

OPERATING REVENUES::
   Local services                             $       152,161   $     140,863   $    131,380
   Access services                                    139,241         137,148        123,179
   Long-distance services                              26,154          34,563         41,593
   Other services                                      11,808          11,504         10,629
                                                 -------------     -----------     ----------

           Total operating revenues                   329,364         324,078        306,781
                                                 -------------     -----------     ----------

OPERATING EXPENSES:
   Operating expenses                                  99,626          91,769         91,117
   Selling, general and administrative
     expenses                                          47,885          46,872         46,915
   Depreciation and amortization                       85,003          81,263         84,552
                                                 -------------     -----------     ----------

           Total operating expenses                   232,514         219,904        222,584
                                                 -------------     -----------     ----------

INCOME BEFORE INCOME TAXES                             96,850         104,174         84,197

PROVISION FOR INCOME TAXES                             36,804          39,481         31,910
                                                 -------------     -----------     ----------

INCOME AFTER INCOME TAXES                              60,046   $      64,693   $     52,287
                                              $  =============     ===========     ==========

           The accompanying notes are an integral part of these special purpose financial statements.

                                 U S WEST, INC.
                                  -------------


                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described In Footnote 1)

                   STATEMENTS OF SELECTED ASSETS, LIABILITIES
                   ------------------------------------------

                               AND PARENT'S EQUITY
                               -------------------

                                                                    December 31,
                                                         -----------------------------------
                          ASSETS                              1999                  1998
                          ------                        --------------      ---------------
                                                              (dollars in thousands)
   CURRENT ASSETS:
     Accounts receivable, less allowance for
       uncollectibles of $1,254 and $1,334              $     46,327        $        45,670
     Inventories and supplies                                  6,542                  5,754
     Other current assets                                        685                    409
                                                          -----------          -------------

           Total current assets                               53,554                 51,833

   PROPERTY, PLANT AND EQUIPMENT - net                       607,700                651,236
                                                          -----------          -------------

           Total assets                                 $    661,254        $       703,069
                                                          ===========          =============

             LIABILITIES AND PARENT'S EQUITY
             -------------------------------

   CURRENT LIABILITIES:
     Accounts payable                                   $     56,582        $        42,061
     Accrued expenses                                         28,849                 26,612
                                                          -----------          -------------

           Total current liabilities                          85,431                 68,673

   LONG-TERM LIABILITIES                                       2,936                  2,437

   PARENT'S EQUITY                                           572,887                631,959
                                                          -----------          -------------

           Total liabilities and parent's equity        $    661,254        $       703,069
                                                          ===========          =============

         The accompanying notes are an integral part of these special purpose financial statements.

                                 U S WEST, INC.
                                  -------------


                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                           Year Ended December 31,
                                                 --------------------------------------------
                                                     1999             1998           1997
                                                 -------------     -----------     ----------
                                                           (dollars in thousands)

OPERATING ACTIVITIES:
    Income after income taxes                    $    60,046    $     64,693    $    52,287
    Adjustments to income after income taxes-
       Depreciation and amortization                  85,003          81,263         84,552
    Changes in operating assets and liabilities-
       Accounts receivable                              (657)            367         (2,702)
       Inventories, supplies and other
         current assets                               (1,064)           (784)          (991)
       Accounts payable and accrued expenses          16,758          (8,122)        12,901
       Other                                          44,859          42,193         42,500
                                                 -------------     -----------     ----------

    Cash provided by operating activities            204,945         179,610        188,547
                                                 -------------     -----------     ----------

INVESTING ACTIVITIES:
    Expenditures for property, plant and             (42,792)        (57,757)       (58,710)
equipment
                                                 -------------     ----------- --- ----------

    Cash used for investing activities               (42,792)        (57,757)       (58,710)
                                                 -------------     -----------     ----------

FINANCING ACTIVITIES:
    Change in parent's advances                     (162,153)       (121,853)      (129,837)
                                                 -------------     -----------     ----------

    Cash used for financing activities              (162,153)       (121,853)       129,837)
                                                 -------------     -----------     ----------

CASH:
    Increase                                          -                -               -
    Beginning balance                                 -                -               -
                                                 -------------     -----------     ----------

    Ending balance                               $    -         $      -        $      -
                                                 =============     ===========     ==========



         The accompanying notes are an integral part of these special purpose financial statements.

                                 U S WEST, INC.
                                  -------------


                           SELECTED U S WEST EXCHANGES
                           ---------------------------
                          (As Described in Footnote 1)

                  NOTES TO SPECIAL PURPOSE FINANCIAL STATEMENTS
                  ---------------------------------------------

                  FOR THE YEARS ENDED DECEMBER 31,1999 AND 1998
                  ---------------------------------------------
                             (Dollars in thousands)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   -------------------------------------------

Basis of Presentation
---------------------

The accompanying special purpose financial statements present the assets, liabilities, parent's equity, revenues, expenses and cash flows of 174 local exchange areas in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (the "Exchanges"). These statements present the revenues and expenses directly attributed and allocated to the Exchanges, as described herein, and selected assets, liabilities and parent's equity as of and during the periods presented. The Exchanges are 100% owned by U S WEST Communications, Inc. (the "Company"), a wholly owned subsidiary of U S WEST, Inc. ("U S WEST"). These statements represent amounts incurred on a historical basis when the local exchange areas were held by and operated as an integral part of the Company. Certain prior year balances have been restated to reflect the replacement of two exchanges.

On June 16, 1999, the Company entered into a series of definitive agreements for Citizens Utilities Company to purchase local-exchange telephone properties serving approximately 530,000 telephone access lines in nine states for approximately $1.65 billion in cash. Approval of the sale is subject to review by federal and state regulatory agencies. The transfer of ownership, which will occur on a state by state basis, is expected to be completed in 2001. The Exchanges consist of access lines from customers' premises to telephone exchange offices and switching and interoffice facilities to originate and terminate telecommunications services within the local exchange service territories, as defined by each state's public utility commission.

The accompanying special purpose financial statements include the assets, liabilities and related operations of the Exchanges historically incurred by the Company and exclude all other assets, liabilities and related operations of U S WEST and its subsidiaries. The special purpose financial statements also include expenses related to all employees who support the Exchanges, some of which are expected to remain employees of the Company.

U S WEST and the Company incur certain costs that relate to the Exchanges. To prepare these special purpose financial statements, management allocated certain assets, liabilities and expenses to the Exchanges on a basis that approximates actual cost. Management believes such allocations are reasonable; however, the allocations could differ from amounts that would be determined if the Exchanges operated on a stand-alone basis. Because of the Exchanges' relationship with U S WEST and its subsidiaries, the assets, liabilities, revenues and expenses are not necessarily indicative of what would have occurred had the Exchanges operated as a stand-alone entity. These special purpose financial statements are not necessarily indicative of future financial position or results of operations. Corporate overhead expenses are not included in the statements of revenues and expenses as these amounts are not allocated or charged to the

Exchanges by the Company or U S WEST. Cash and debt are centrally managed by U S WEST. Therefore, the associated balances (including interest) are excluded from the accompanying financial statements.

Parent's equity reflects the Company's investment in the Exchanges, accumulated earnings and losses of the Exchanges and intercompany activity with U S WEST. Parent's equity also reflects debits and credits for expense items recognized in these special purpose financial statements for which the related asset or liability is excluded because it is considered to be a U S WEST or Company balance sheet item. These debits and credits primarily include the assets and liabilities of the benefit plans and income tax assets and liabilities not allocated to the Exchanges.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash
----

U S WEST funds and disburses, through centrally managed bank accounts, the Exchanges' cash requirements. In addition, cash receipts from the collection of accounts receivable are remitted directly to bank accounts controlled by the Company.

Inventories and Supplies
------------------------

New and reusable materials are carried at average cost, except for significant individual items that are valued based on specific costs. Nonreusable material is carried at its estimated salvage value. Inventory was allocated to the Exchanges based on relative property, plant and equipment balances.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment is carried at cost. Property, plant and equipment is depreciated using straight-line group methods. When the depreciable property, plant and equipment is retired or sold, gross book cost less salvage value is generally charged to accumulated depreciation; no gain or loss is recognized. The average depreciable lives used for the major categories of property, plant and equipment are as follows:

                           Category                                 Life (years)
                ------------------------------------                ------------

                Buildings                                             22 - 53
                Telecommunications network equipment                   3 - 17
                Telecommunications outside plant                       5 - 30
                General purpose computers and other                    5 - 20

The Company's asset accounting systems include certain plant assets that cannot be identified with a specific local exchange. Management is currently working to identify these assets for inclusion in the plant assets to be sold. Management does not believe the additions to net plant will have a material impact on the Exchanges' financial position or results of operations.

Interest related to qualifying construction projects is capitalized and included in property, plant and equipment. Amounts capitalized were $947, $747 and $740 in 1999, 1998 and 1997, respectively. As interest is not incurred by the Exchanges, capitalized interest represents amounts incurred by the Company which were allocated to the Exchanges' assets. These amounts are reflected as a capital contribution to the Exchanges by the Company.

Revenue Recognition
-------------------

Local telephone and voice messaging services are generally billed in advance with revenues recognized when services are provided. Revenues derived from access, inside wire and long-distance services are recognized as services are provided.

Income Taxes
------------

The Exchanges are not a taxable entity. The Exchanges' operating results are included with U S WEST for income tax purposes. Although the Exchanges contribute significant plant-related temporary differences (including investment tax credits) to U S WEST's deferred tax balances, U S WEST does not allocate income tax expense, income tax payables or deferred income taxes to the Exchanges. The provisions included in the accompanying special purpose financial statements were calculated based on the income of the Exchanges and the Company's effective tax rate adjusted for permanent differences not attributable to the Exchanges. Taxes payable resulting from the sale of the assets of the Exchanges will be paid by the Company.

Allocation of Expenses
----------------------

The Exchanges share certain services with other business groups of U S WEST. These services are allocated to the Exchanges on a basis that approximates actual cost. All expenses were allocated to the Exchanges on a cost causative basis. Operating expenses were allocated to the Exchanges based on the related plant account balances while selling, general and administrative expenses were allocated to the Exchanges based on minutes of equipment use, number of access lines and the related plant and revenue accounts.

2. PROPERTY, PLANT AND EOUIPMENT:
   ------------------------------
The components of property, plant and equipment are as follows:

                                                                 December 31,
                                                      ---------------------------------
                                                          1999                1998
                                                      -------------     ---------------


         Land and buildings                           $      67,537       $      67,649
         Telecommunications network equipment               451,048             448,597
         Telecommunications outside plant                   799,147             782,688
         General purpose computers and other                 20,164              18,843
         Construction in progress                            45,263              46,588
                                                          ----------         -----------
                                                          1,383,159           1,364,365
                                                          ----------         -----------

         Less accumulated depreciation:
              Buildings                                      21,310              24,044
              Telecommunications network equipment          289,264             265,743
              Telecommunications outside plant              453,942             412,721
              General purpose computers and other            10,943              10,621
                                                          ----------         -----------
                                                            775,459             713,129
                                                          ----------         -----------

         Property, plant and equipment, net           $     607,700       $     651,236
                                                          ==========         ===========


3. ACCRUED EXPENSES:
   ----------------

Accrued expenses consist of the following:

                                                                 December 31,
                                                      ---------------------------------
                                                          1999                1998
                                                      -------------     ---------------

          Accrued property taxes                      $       8,083       $       7,961
          Advanced billings                                   7,751               7,133
          Employee-related liabilities                        7,022               5,907
          Customer deposits                                   1,158               1,306
          Other                                               4,835               4,305
                                                          ----------          ----------

                     Total accrued expenses           $      28,849       $      26,612
                                                          ==========          ==========

                                      - 5 -

4. PARENT'S EQUITY:
   ----------------

Activity in parent's equity is as follows:

        Parent's equity, January 1, 1997                                   $ 689,047

        Income after income taxes                                             52,287
        Transactions with related asset/liability on Parent's books (Note 1)  33,611
        Net change in Parent's advances                                     (129,837)
                                                                             -------

        Parent's equity, December 31, 1997                                   645,108
                                                                             -------

        Income after income taxes                                             64,693
        Transactions with related asset/liability on Parent's books (Note 1)  44,011
        Net change in Parent's advances                                     (121,853)
                                                                             -------

        Parent's equity, December 31, 1998                                   631,959
                                                                             -------

        Income after income taxes                                             60,046
        Transactions with related asset/liability on Parent's books (Note 1)  43,035
        Net change in Parent's advances                                     (162,153)
                                                                             -------

        Parent's equity, December 31, 1999                                 $ 572,887
                                                                           =========


5. EMPLOYEE BENEFITS:
   -----------------

  The majority of the Exchanges' employees are covered by defined benefit pension plans sponsored by U S WEST. Management benefits are based upon their salary while occupational employee benefits are based upon years of service and job classification. The projected unit credit method is used for the determination of pension cost for financial reporting purposes and the aggregate costs method for funding purposes. Net pension credit for the Exchanges, allocated based on headcount, for 1999, 1998 and 1997 were $3,160, $2,246 and $772, respectively. Pension funding was not required in 1999, 1998 and 1997.

  U S WEST also sponsors plans that provide certain health and life insurance benefits to retired employees. The projected unit credit method is used for the determination of the postretirement medical and life costs for financial reporting purposes. Net postretirement benefit costs, allocated based on headcount, for 1999, 1998 and 1997 were $3,487, $4,031 and $4,259, respectively. The amount funded is based on regulatory account requirements.

  The assets and liabilities associated with these benefit plans have been excluded from the accompanying balance sheets because the Company does not allocate the associated assets and liabilities.

                  FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

                          COMBINED FINANCIAL STATEMENTS
          FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (AUDITED)
         AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED BALANCE SHEETS
 DECEMBER 31, 1999 (AUDITED) AND SEPTEMBER 30, 2000 (UNAUDITED)
 (in thousands of dollars)



                                                                         December 31,            September 30,
                                                                            1999                    2000
                                                                    --------------------------------------------
 ASSETS:
     Current assets
       Cash and cash equivalents                                            $    83,842             $    43,832
       Telecommunications accounts receivable (net of
          allowance for uncollectible accounts of $9,351 and
          $11,773 in 1999 and 2000, respectively)                               105,177                 103,078
       Accounts receivable affiliates                                            22,828                  22,490
       Advances to affiliates                                                   312,375                 331,135
       Materials and supplies                                                     1,395                   1,479
       Deferred income taxes                                                      5,257                   4,273
       Prepayments and other                                                     22,736                  10,271
                                                                    --------------------     -------------------
            Total current assets                                                553,610                 516,558
     Property, plant, and equipment, net                                        968,951               1,014,687
     Goodwill and customer base, net                                          1,592,250               1,538,999
     Due from affiliate                                                          14,595                  23,559
     Other assets                                                                10,895                  12,697
                                                                    --------------------     -------------------
            Total assets                                                    $ 3,140,301             $ 3,106,500
                                                                    ====================     ===================


 LIABILITIES AND SHAREHOLDER'S EQUITY:
     Current liabilities:
       Accounts payable                                                     $    91,135             $    78,239
       Accounts payable affiliates                                               48,602                  88,214
       Advances from affiliates                                                  30,068                  28,017
       Deferred credits                                                          11,025                   2,301
       Current portion of long-term debt                                          5,496                   3,117
       Accrued income taxes                                                       9,423                  23,078
       Advanced billings                                                         10,785                  12,417
       Other current liabilities                                                  2,734                       -
                                                                    --------------------     -------------------
            Total current liabilities                                           209,268                 235,383
     Long-term debt, net of current maturities                                  116,876                 116,851
     Notes payable to affiliates                                                 13,600                   4,700
     Deferred income taxes                                                      107,255                  87,631
     Postretirement benefit obligation                                          107,955                 105,562
     Due to affiliate                                                            24,852                  28,124
     Other long-term liabilities                                                  2,835                     337
                                                                    --------------------     ------------------
            Total liabilities                                                   582,641                 578,588
                                                                    --------------------     ------------------
     Shareholder's equity:
       Combined equity                                                        2,561,252               2,611,079
       Retained earnings (deficit)                                               (3,592)                (83,167)
                                                                    --------------------     -------------------
            Total shareholder's equity                                        2,557,660               2,527,912
                                                                    --------------------     -------------------
            Total liabilities and shareholder's equity                      $ 3,140,301             $ 3,106,500
                                                                    ====================     ===================



The accompanying notes to financial statements are an integral part of these balance sheets.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (AUDITED)
 AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
 (in thousands of dollars)





                                                Period from             Period from
                                                January 1,              January 1,
                                                   1999                    2000
                                                  through                 through
                                               September 30,           September 30,
                                                   1999                    2000
                                            -------------------     -------------------

 Revenue                                             $ 547,237                $562,128
 Costs and expenses:
     Operating expenses                                237,006                 266,864
     Depreciation and amortization                      85,672                 150,174
     Taxes other than income taxes                      29,130                  23,377
                                            -------------------     -------------------
       Total costs and expenses                        351,808                 440,415
                                            -------------------     -------------------
 Operating income                                      195,429                 121,713
 Interest expense                                       (5,345)                 (4,899)
 Equity in earnings on investments
     in affiliates                                       4,236                   1,656
 Other income (expense), net                            10,645                  20,560
                                            -------------------     -------------------
 Income before taxes                                   204,965                 139,030
 Income tax expense                                     82,198                  66,174
                                            -------------------     -------------------
 Net income                                          $ 122,767                $ 72,856
                                            ===================     ===================



The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF CASH FLOWS
 FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (AUDITED)
 AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
 (in thousands of dollars)



                                                                                January 1,       January 1,
                                                                                   1999             2000
                                                                                  Through          Through
                                                                              September 30,     September 30,
                                                                                   1999             2000
                                                                             ----------------  ---------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                      122,767           72,856
                                                                             ----------------  ---------------
     Adjustments to reconcile net income to net cash provided
       by operating activities:
         Depreciation and amortization                                                85,672          150,174
         (Gain)/loss on sale of assets                                                (4,656)               7
         Equity in earnings on investments in affiliates                              (4,236)          (1,656)
         Changes in operating assets and liabilities,
           exclusive of impacts of dispositions and acquisitions:
             Accounts receivable                                                       1,884            2,099
             Accounts receivable affiliates and due from affiliates                   37,576           (8,626)
             Material and supplies                                                      (341)             (84)
             Prepayments and other current assets                                      7,201           13,449
             Other assets                                                            (31,258)            (410)
             Accounts payable and deferred credits                                   (18,429)         (21,620)
             Accounts payable affiliates and due to affiliates                        17,035           42,884
             Accrued income taxes and other liabilities                              (17,086)           1,155
             Postretirement benefit obligation                                         7,163           (2,393)
             Deferred income taxes                                                    (1,359)         (20,330)
                                                                            ----------------  ---------------
                Total adjustments                                                     79,166          154,649
                                                                             ----------------  ---------------
                  Net cash provided by operating activities                          201,933          227,505
                                                                             ----------------  ---------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
     Expenditures for property, plant, and equipment                                (129,688)        (142,659)
     Proceeds from asset sales                                                         7,708                -
     Distributions from cellular partnerships                                          2,388            1,261
     Advances to affiliates                                                          (62,502)         (80,142)
                                                                             ----------------  ---------------
                  Net cash used in investing activities                             (182,094)        (221,540)
                                                                             ----------------  ---------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of debt                                                               (2,271)          (2,404)
     Dividends paid                                                                  (22,329)         (41,050)
     Advances from affiliates                                                          3,123           (2,051)
     Other financing activities                                                          337             (470)
                                                                             ----------------  ---------------
                  Net cash used in financing activities                              (21,140)         (45,975)
                                                                             ----------------  ---------------

 NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                                                      (1,301)         (40,010)

 CASH AND CASH EQUIVALENTS, beginning of period                                       64,109           83,842
                                                                             ----------------  ---------------

 CASH AND CASH EQUIVALENTS, end of period                                           $ 62,808         $ 43,832
                                                                             ================  ===============



The accompanying notes to financial statements are an integral part of these statements.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

Description of Business and Organization
----------------------------------------

The accompanying combined financial statements include the following wholly owned subsidiaries of Global Crossing North America ("GCNA"):

Frontier Telephone of Rochester, Inc. ("FTR")             Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Rochester, Inc.                Frontier Communications of New York, Inc.
Frontier Subsidiary Telco Inc. and Subsidiaries           Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Sylvan Lake, Inc.

These entities are hereafter collectively referred to as the Frontier Incumbent Local Exchange Businesses (the "Company" or the "Frontier ILEC's"). The Frontier ILEC's, headquartered in Rochester, New York, are providers of local telephone services to customers in thirteen states.

On September 30, 1999, Global Crossing, Ltd. ("Global Crossing") acquired Frontier Corporation ("Frontier") and all of its subsidiaries, including the
Company, in a merger transaction (the "Global Crossing merger"). In accordance with Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations," the excess of the purchase price over the net assets acquired and the liabilities assumed was allocated to Frontier and its subsidiaries based upon their fair market value at the date of the acquisition. The fair market value was determined by GCNA with the assistance of a third-party appraiser. Accordingly, the Company's financial statements for the nine months ended September 30, 2000 reflect the allocated fair value of the Global Crossing merger.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000


Basis of Presentation
---------------------

The accompanying unaudited interim condensed combined financial statements include the companies previously identified and their majority-owned subsidiaries after elimination of all significant intercompany balances and transactions.

These unaudited interim condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The unaudited interim condensed combined financial statements reflect all adjustments necessary to fairly present the results of operations, financial position and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited combined financial statements and notes thereto for the fiscal year ended December 31, 1999.

Citizens Transaction
--------------------

On July 11, 2000, GCNA and GCNA's parent company, Global Crossing Limited, signed a Stock Purchase Agreement ("Agreement") with Citizens Communications Company ("Citizens") to sell the Frontier ILEC's to Citizens for $3.65 billion, subject to adjustment under the terms of the Agreement. In February 2001, the Agreement with Citizens was amended to provide for the transfer of certain assets and liabilities related to the Company's qualified other postretirement benefits to Citizens. Assets and liabilities for virtually all retirees and all transferring active ILEC employees will be transferred upon the sale. The transaction is expected to close in 2001, subject to regulatory approvals.

Impairment of Long-Lived Assets
-------------------------------

In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value may be determined based on quoted market prices or discounted cash flows.

Revenue Recognition
-------------------

The Company derives revenue primarily from charges for local telephone services, network access for interconnection of long distance companies, directory advertising, billing and collection, and other services provided to long distance companies. The Company also derives revenue from the sale, leasing, and maintenance of telephone equipment and the sale of enhanced services such as voice mail, custom calling features, Internet, and advanced number identification products such as Caller ID. Customers are billed on monthly cycle dates. Revenue is recognized as service is provided net of an estimate for uncollectible accounts. Unbilled usage is accrued and was $14.5 million and $14.4 million at December 31, 1999 and September 30, 2000, respectively. Certain revenues derived from local telephone services are billed monthly in advance and are recognized the following month when services are provided.

Segment Reporting
-----------------

The Company is a provider of local telephone services and operates in one segment as defined by Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information".

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000


2.       DIVESTITURES
         ------------

Orion Cellular
--------------

In June 1999, the Company completed the sale of O.T. Cellular Telephone Company (Illinois RSA #3). The sale resulted in a pretax gain of $2 million and is included in other income in the accompanying combined statements of income.

Schuyler Minburn Exchange & Schuyler Cellular
---------------------------------------------

In September 1999, the Company completed the sale of its local telephone exchange serving Woodward, Iowa and its interest in Central Iowa Cellular. The sale resulted in a pretax gain of $2.7 million and is included in other income in the accompanying combined statements of income.

3.       NEW ACCOUNTING PRONOUNCEMENTS
         -----------------------------

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 effective as of January 1, 2000. The net impact was immaterial to the Company's results of operations.

4.       SUBSEQUENT EVENTS
         -----------------

On October 13, 2000, a subsidiary of the Company, Frontier Subsidiary Telco, Inc., completed a $1 billion term loan facility with Citibank, N.A. as administrative agent. Proceeds from the loan were used to refinance higher interest bearing affiliate debt and will remain outstanding until GCNA completes the sale of its local exchange business to Citizens Communications. The loan has a maximum maturity of eighteen months.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1998, AND 1999
TOGETHER WITH AUDITORS' REPORTS

Report of Independent Public Accountants

To Frontier Incumbent Local Exchange Carrier Businesses:

We have audited the accompanying combined balance sheets of the companies identified in Note 1, collectively referred to as the Frontier Incumbent Local Exchange Carrier Businesses, each of which is a wholly owned indirect subsidiary of Global Crossing, Ltd., as of December 31, 1999, and the related combined statements of operations, shareholder's equity, and cash flows for the nine-month period ended September 30, 1999 (the Predecessor) and the three-month period ended December 31, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1998 and 1997, were audited by other auditors whose report dated February 15, 2001 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Frontier Incumbent Local Exchange Carrier Businesses as of December 31, 1999, and the results of their operations and their cash flows for the nine-month period ended September 30, 1999 (the Predecessor) and the three-month period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP

New York, New York
February 15, 2001

                        Report of Independent Accountants


Frontier Incumbent Local Exchange Carrier Businesses:

In our opinion, the accompanying combined balance sheets as of December 31, 1998 and 1997 and the related combined statements of income, shareholders' equity and cash flows for each of the years ended December 31, 1998 and 1997 present fairly, in all material respects, the financial position, results of operations and cash flows of the Frontier Incumbent Local Exchange Carrier Businesses at December 31, 1998 and 1997 and for each of the years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the combined financial statements of Frontier Incumbent Local Exchange Carrier Businesses for any period subsequent to December 31, 1998.


PricewaterhouseCoopers LLP


Rochester, New York
February 15, 2001

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED BALANCE SHEETS
 DECEMBER 31, 1997, 1998 (PREDECESSOR), AND 1999 (SUCCESSOR)
 (in thousands of dollars)



                                                                      December 31,     December 31,        December 31,
                                                                         1997              1998               1999
                                                                   ----------------  ----------------    ---------------
 ASSETS:
     Current assets
       Cash and cash equivalents                                          $ 13,996          $ 64,109           $ 83,842
       Telecommunications accounts receivable (net of
         allowance for uncollectible accounts of $4,193,
         $7,644, and $9,351 in 1997, 1998, and 1999,
         respectively)                                                     106,501           103,870            105,177
       Accounts receivable, affiliates                                      26,068            27,280             22,828
       Advances to affiliates                                              200,453           224,500            312,375
       Materials and supplies                                                1,682             1,266              1,395
       Deferred income taxes                                                 2,814             5,674              5,257
       Prepayments and other                                                19,082            19,266             22,736
                                                                   ----------------  ----------------    ---------------
           Total current assets                                            370,596           445,965            553,610
     Property, plant, and equipment, net                                   646,807           696,531            968,951
     Goodwill and customer base, net                                        93,056            90,201          1,592,250
     Due from affiliate                                                          -             3,990             14,595
     Other assets                                                           21,737            25,949             10,895
                                                                   ----------------  ----------------    ---------------
           Total assets                                                $ 1,132,196       $ 1,262,636        $ 3,140,301
                                                                   ================  ================    ===============

 LIABILITIES AND SHAREHOLDER'S EQUITY:
     Current liabilities:
       Accounts payable                                                   $ 58,466          $ 80,753           $ 91,135
       Accounts payable, affiliates                                         13,168            10,788             48,602
       Advances from affiliates                                             26,606            31,322             30,068
       Deferred credits                                                      9,240            12,053             11,025
       Current portion of long-term debt                                     2,802             2,627              5,496
       Accrued income taxes                                                  7,873            20,428              9,423
       Advanced billings                                                     9,608            10,814             10,785
       Other current liabilities                                             5,849             5,239              2,734
                                                                   ----------------  ----------------    ---------------
           Total current liabilities                                       133,612           174,024            209,268
     Long-term debt, net of current maturities                             125,437           122,686            116,876
     Notes payable to affiliates                                            13,600            13,600             13,600
     Deferred income taxes                                                   5,268             5,188            107,255
     Postretirement benefit obligation                                      40,602            46,022            107,955
     Due to affiliate                                                       10,614             9,414             24,852
     Other long-term liabilities                                             4,318             4,253              2,835
                                                                   ----------------  ----------------    ---------------
           Total liabilities                                               333,451           375,187            582,641
                                                                   ----------------  ----------------    ---------------
     Shareholder's equity:
       Preferred stock, par value $100;
         4,000 shares authorized ;
         275, 270, and 0 shares issued and outstanding
         in 1997, 1998, and 1999, respectively                                 275               270                  -
       Combined equity                                                     279,886           279,886                  -
       Contributed capital                                                 302,317           302,351          2,561,252
       Retained earnings (deficit)                                         216,267           304,942             (3,592)
                                                                   ----------------  ----------------    ---------------
           Total shareholder's equity                                      798,745           887,449          2,557,660
                                                                   ----------------  ----------------    ---------------
            Total liabilities and shareholder's equity                  $ 1,132,196       $ 1,262,636        $ 3,140,301
                                                                   ================  ================    ===============



The accompanying notes to financial statements are an integral part of these balance sheets.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF INCOME
 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR), AND THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999 (SUCCESSOR)
 (in thousands of dollars)



                                                                                        Period from          Period from
                                                                                         January 1,           October 1,
                                                                                            1999                 1999
                                                      Year Ended        Year Ended        Through              Through
                                                     December 31,      December 31,     September 30,         December 31,
                                                        1997              1998              1999                 1999
                                                  ----------------  ----------------  ----------------     ----------------

 Revenues                                               $ 665,296         $ 700,207         $ 547,237            $ 186,976
 Costs and expenses:
     Operating expenses                                   291,174           308,058           237,006               89,682
     Depreciation and amortization                        103,961           106,589            85,672               53,414
     Taxes other than income taxes                         36,461            38,207            29,130                9,967
                                                  ----------------  ----------------  ----------------     ----------------
       Total costs and expenses                           431,596           452,854           351,808              153,063
                                                  ----------------  ----------------  ----------------     ----------------
 Operating income                                         233,700           247,353           195,429               33,913
 Interest expense                                         (12,275)           (9,076)           (5,345)              (2,065)
 Equity in earnings on investments
     in affiliates                                          2,652             4,564             4,236                1,413
 Other income (expense), net                               33,338            14,365            10,645                5,451
                                                  ----------------  ----------------  ----------------     ----------------
 Income before taxes                                      257,415           257,206           204,965               38,712
 Income tax expense                                       100,064            98,640            82,198               25,404
                                                  ----------------  ----------------  ----------------     ----------------
 Net income                                             $ 157,351         $ 158,566         $ 122,767             $ 13,308
                                                  ================  ================  ================     ================



The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR), AND THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999 (SUCCESSOR),
 (in thousands of dollars)



                                                  Preferred      Combined        Contributed    Retained
                                                    Stock         Equity          Capital       Earnings          Total
                                                 ------------  -------------   -------------  -------------   -------------

 BALANCE, December 31, 1996                        $   2,760      $ 278,795       $ 302,387      $ 117,747       $ 701,689
     Net Income                                            -              -               -        157,351         157,351
     Redemptions                                      (2,485)             -               -              -          (2,485)
     Common and preferred dividends                        -              -               -        (58,831)        (58,831)
     Equity adjustment on asset transfer
      January 1995                                         -          1,091               -              -           1,091
     Other                                                 -              -             (70)             -             (70)
                                                 ------------  -------------   -------------  -------------   -------------

 BALANCE, December 31, 1997                              275        279,886         302,317        216,267         798,745
     Net income                                            -              -               -        158,566         158,566
     Redemptions                                          (5)             -               -              -              (5)
     Common and preferred dividends                        -              -               -        (70,054)        (70,054)
     Other                                                 -              -              34            163             197
                                                 ------------  -------------   -------------  -------------   -------------

 BALANCE, December 31, 1998                              270        279,886         302,351        304,942         887,449
     Net income                                            -              -               -        122,767         122,767
     Redemptions                                        (270)             -               -              -            (270)
     Common and preferred dividends                        -              -               -        (22,329)        (22,329)
                                                 ------------  -------------   -------------  -------------   -------------

 BALANCE, September 30, 1999                               -        279,886         302,351        405,380         987,617
     Net income                                            -              -               -         13,308          13,308
     Common and preferred dividends                        -              -               -        (16,900)        (16,900)
     Global Crossing merger (Note 1)                       -       (279,886)        685,266       (405,380)              -
     Purchase accounting adjustments
        (Note 1)                                           -              -       1,573,821              -       1,573,821
     Other                                                 -              -            (186)             -            (186)
                                                 ------------  -------------   -------------  -------------   -------------

 BALANCE, December 31, 1999                              $ -            $ -      $2,561,252       $ (3,592)     $2,557,660
                                                 ============  =============   =============  =============   =============



The accompanying notes to financial statements are an integral part of these statements.

 FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

 COMBINED STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998,
 THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (PREDECESSOR), AND THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999 (SUCCESSOR),
 (in thousands of dollars)



                                                                                              January 1,        October 1,
                                                                                                 1999             1999
                                                                  Year Ended     Year Ended     Through          Through
                                                                 December 31,   December 31,   September 30,    December 31,
                                                                   1997           1998           1999             1999
                                                               -------------  -------------  -------------    -------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                    $ 157,351      $ 158,566      $ 122,767         $ 13,308
                                                               -------------  -------------  -------------    -------------
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                               103,961        106,589         85,672           53,414
        (Gain)/loss on sale of assets                               (21,487)             -         (4,656)              29
        Equity in earnings on investments in affiliates              (2,652)        (4,564)        (4,236)          (1,413)
        Other charges                                                   577              -              -
        Changes in operating assets and liabilities,
          exclusive of impacts of dispositions and acquisitions:
            Accounts receivable                                       8,429          2,631          1,884           (3,191)
            Accounts receivable, affiliates and due from affiliates  (1,918)        (5,202)        37,576          (43,701)
            Material and supplies                                     2,034            416           (341)             212
            Prepayments and other current assets                     (1,830)          (184)         7,201          (10,671)
            Other assets                                              1,701         (1,936)       (31,258)          34,289
            Accounts payable                                         (9,429)        22,287        (18,429)          25,544
            Accounts payable, affiliates, and due to affiliates     (30,599)        (3,580)        17,035           20,779
            Taxes accrued and other liabilities                         782         15,899        (17,086)          28,261
            Postretirement benefit obligation                         4,081          5,420          7,163           (2,635)
            Deferred income taxes                                    (2,641)        (2,940)        (1,359)         (12,227)
                                                               -------------  -------------  -------------    -------------
              Total adjustments                                      51,009        134,836         79,166           88,690
                                                               -------------  -------------  -------------    -------------
               Net cash provided by operating activities            208,360        293,402        201,933          101,998
                                                               -------------  -------------  -------------    -------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Expenditures for property, plant, and equipment                (109,279)      (153,458)      (129,688)         (48,264)
    Proceeds from asset sales                                        33,234              -          7,708           13,815
    Distributions from cellular partnerships                          2,405          2,368          2,388              690
    Advances to affiliates                                          (51,344)       (24,047)       (62,502)         (25,400)
                                                               -------------  -------------  -------------    -------------
               Net cash used in investing activities               (124,984)      (175,137)      (182,094)         (59,159)
                                                               -------------  -------------  -------------    -------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of debt                                              (27,174)        (2,926)        (2,271)            (670)
    Dividends paid                                                  (58,831)       (70,054)       (22,329)         (16,900)
    Advances from affiliates                                          2,998          4,716          3,123           (4,377)
    Other financing activities                                          (56)           112            337              142
                                                               -------------  -------------  -------------    -------------
               Net cash used in financing activities                (83,063)       (68,152)       (21,140)         (21,805)
                                                               -------------  -------------  -------------    -------------

 NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                         313         50,113         (1,301)          21,034

 CASH AND CASH EQUIVALENTS, beginning of period                      13,683         13,996         64,109           62,808
                                                               -------------  -------------  -------------    -------------

 CASH AND CASH EQUIVALENTS, end of period                          $ 13,996       $ 64,109       $ 62,808         $ 83,842
                                                               =============  =============  =============    =============



The accompanying notes to financial statements are an integral part of these statements.

FRONTIER INCUMBENT LOCAL EXCHANGE CARRIER BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1997, 1998, AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

Description of Business and Organization

The accompanying combined financial statements include the following wholly owned subsidiaries of Global Crossing North America ("GCNA"):

Frontier Telephone of Rochester, Inc. ("FTR")             Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Rochester, Inc.                Frontier Communications of New York, Inc.
Frontier Subsidiary Telco Inc. and Subsidiaries           Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Sylvan Lake, Inc.

These entities are hereafter collectively referred to as the Frontier Incumbent Local Exchange Carrier Businesses (the "Company" or the "Frontier ILEC's"). The Frontier ILEC's, headquartered in Rochester, New York, are providers of local telephone services to customers in eleven states.

On September 30, 1999, Global Crossing, Ltd. ("Global Crossing") acquired Frontier Corporation ("Frontier") and all of its subsidiaries, including the Company, in a merger transaction (the "Global Crossing merger"). In accordance with Accounting Principles Board Opinion ("APB") No. 16, Business Combinations, the excess of the purchase price over the net assets acquired and the liabilities assumed was allocated to Frontier and its subsidiaries based upon their fair market value at the date of the acquisition. The fair market value was determined by GCNA with the assistance of a third-party appraiser. Accordingly, the Company's financial statements for the three months ended December 31, 1999 reflect the allocated fair value of the Global Crossing merger, and thus are not comparable to the financial statements for the years ended December 31, 1997 and 1998 and the nine-month period ended September 30, 1999. In connection with the Global Crossing merger, the Company recorded the following adjustments (in thousands):

Allocated goodwill                                          $     1,500,000
Increase to property, plant, and equipment                          212,354
Allocation to customer base                                         110,000
Increase to deferred tax liability                                 (106,656)
Adjustment to other postretirement benefit obligations              (57,405)
Elimination of existing goodwill                                    (88,061)
Increase to assets held for sale                                      5,899
Increase in taxes payable                                            (2,310)
                                                            -----------------
Increase to additional paid-in capital                      $     1,573,821

In addition, the accumulated depreciation on the property, plant, and equipment was eliminated, and depreciation commenced on the revised balances on October 1, 1999.

Principles of Combination
-------------------------

The combined financial information includes the companies identified above and their majority-owned subsidiaries after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

Use of Estimates
----------------

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Materials and Supplies
----------------------

Materials and supplies are stated at the lower of cost or market, based on a weighted average unit cost.

Property, Plant, and Equipment
------------------------------

The investment in property, plant, and equipment was recorded at fair market value as of the date of the Global Crossing merger. Additions to property, plant, and equipment are recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized. Maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant, and equipment is based on the composite group method using estimated service lives of the various classes of plant.

Building  improvements                                    5 years
Buildings                                                 40 years
Local and fiber service lines                             12 to 25 years
Central office  equipment and switching  facilities       3 to 20 years
Station equipment                                         10 to 21 years
Furniture, office equipment, vehicles, tools,and other    2 to 20 years

The cost of depreciable telephone property units retired, plus removal costs, less salvage is charged to accumulated depreciation. When nontelephone property, plant, and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

Goodwill and Customer Base
--------------------------

Goodwill and other intangible assets are amortized using the straight-line method. As of December 31, 1999, goodwill and customer base consisted of the following (in thousands):


                                  Intangible       Accumulated           Net          Amortization
                                    Balance        Amortization        Balance           Period
                                ---------------   ---------------   --------------    ------------

Allocated Goodwill              $   1,500,000     $    15,000      $   1,485,000         25 years
Customer Base                         110,000           2,750            107,250         10 years
                                -------------     ------------     -------------
    Total                       $   1,610,000     $    17,750      $   1,592,250
                                =============     ============     =============




Investments
-----------

Financial results of the Company's investment in a corporation has been reported using the cost method as a result of its 16.7 ownership percentage. The investment balance of $.2 million at December 31, 1997 and December 31, 1998 is included in other assets in the combined balance sheets.

The Company also has investments in various cellular partnerships that have been reported using the equity method of accounting in accordance with Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, which states that an investor in a general partnership should account for its investment by the equity method. The partnership investment balances are included in other assets in the combined balance sheets. The Company had a 15 percent share in a joint venture which was sold in December 1999. The partnership investment balances related to this joint venture were $3.3 million and $4.6 million at December 31, 1997 and December 31, 1998, respectively. No gain or loss was recorded on the disposal of this investment. The Company's partnership investment balances in other cellular partnerships were $5.0 million, $6.2 million, and $5.8 million at December 31, 1997, December 31, 1998, and December 31, 1999, respectively.

Impairment of Long-Lived Assets
-------------------------------

In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value may be determined based on quoted market prices or discounted cash flows.

Fair Value of Financial Instruments
-----------------------------------

Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Frontier ILEC's for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost due to the short maturities of these instruments.

Federal Income Taxes
--------------------

Prior to the Global Crossing merger, the Company was included in the consolidated federal income tax return of its parent, Frontier. Post merger, the Company is included in the consolidated federal income tax return of GCNA. The Company pays its parent for the federal income tax liability resulting from the filing by the parent of its U.S. federal income tax return, determined on a separate entity basis.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are anticipated to be in effect when those differences are expected to reverse.

Allocation of Corporate Overhead
--------------------------------

The results of operations of the Company include allocations of corporate expenses from GCNA. These costs primarily include executive, corporate planning, legal, tax, human resources, treasury, corporate communications, and corporate accounting functions. They are allocated to the Company based on a weighted average of four factors: employees, revenues, capitalization, and common equity. Allocations of these corporate mutually beneficial costs is performed on a basis management considers reasonable.

Related Party Transactions
--------------------------

The Company has transactions in the normal course of business with GCNA and certain other GCNA affiliates, as discussed further in Note 13. Amounts related to these transactions are reflected in accounts receivable affiliate and accounts payable affiliate in the balance sheets. The Company has advances to and advances from affiliate related to investing and financing activities with the parent. In accordance with a cash management agreement, GCNA pays interest to the Company on these investments at GCNA's average commercial paper borrowing rate, determined on a monthly basis. This rate ranged from 4.95 percent to 8.01 percent for 1999, 5.24 percent to 5.69 percent for 1998, and 5.40 percent to
5.82 percent for 1997. The Company has recorded a due from affiliate and due to affiliate which primarily represents amounts owed to and from GCNA for net periodic pension benefits and the related deferred taxes. The Company has notes payable to affiliates which have interest rates ranging from 6.50 percent to
9.25 percent and mature between 2003 and 2020. The proceeds from these notes were used to pay down higher interest rate debt.

Revenue Recognition
-------------------

The Company derives revenue primarily from charges for local telephone services, network access for interconnection of long distance companies, directory advertising, billing and collection, and other services provided to long distance companies. The Company also derives revenue from the sale, leasing and maintenance of telephone equipment and the sale of enhanced services such as voice mail, custom calling features, Internet, and advanced number identification products such as Caller ID. Customers are billed on monthly cycle dates. Revenue is recognized as service is provided net of an estimate for uncollectible accounts. Unbilled usage is accrued and was $11.8 million, $15.3 million, and $14.5 million at December 31, 1997, 1998, and 1999, respectively. Customers are billed an activation fee upon installation which is deferred by the Company and amortized over the estimated average customer life in accordance with Staff Accounting Bulletin No. 101 as discussed further in Note 11. Certain revenues derived from local telephone services are billed monthly in advance and are recognized the following month when services are provided.

Market Risk Disclosure
----------------------

As of December 31, 1999, the Company does not have any significant concentration of business transacted with a particular customer, supplier, or lender that could, if suddenly eliminated, severely impact its operations. The Company periodically performs ongoing credit evaluations of its larger customers' financial condition to limit credit risk to the extent possible.

Supplemental Disclosures to the Statement of Cash Flows
-------------------------------------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Actual interest paid was $9.9 million, $9.0 million, $9.9 million, and $1.6 million for the years ended December 31, 1997 and 1998, the nine months ended September 30, 1999, and the three months ended December 31, 1999, respectively. Actual income taxes paid were $88.6 million, $92.1 million, $77.9 million, and $14.5 million, for the years ended December 31, 1997 and 1998, the nine months ended September 30, 1999, and the three months ended December 31, 1999, respectively. Interest costs associated with the construction of capital assets are capitalized. Total amounts capitalized during 1997, 1998, and 1999 were $2.2 million, $2.1 million, and $4.2 million, respectively. The Company had cash restricted for dividend payments to GCNA of $2.4 million, $53.0 million, and $52.6 million at December 31, 1997, 1998, and 1999, respectively.

Segment Reporting
-----------------

The Company is a provider of local telephone services and operates in one segment as defined by Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information.

Common Stock Adjustment
-----------------------

The value assigned to the Company's common stock of Frontier Telephone of Rochester was determined based on the historical book value of the assets transferred from Frontier to the Company on January 1, 1995. In the first quarter of 1997, a $1.1 million adjustment was required to recognize additional deferred taxes associated with assets transferred which had not previously been allocated from the parent. This adjustment is reflected as an increase to common stock and a decrease to deferred taxes.

Other Comprehensive Income
--------------------------

The Company did not have any other comprehensive income in 1997, 1998, or 1999.

2.  DIVESTITURES
    ------------

Upstate Cellular Network
------------------------

In December 1999, the Company completed the sale of its interest in a joint venture. There was no gain or loss on the sale, as these assets had been reflected on the Company's books at their fair market value as a result of the Global Crossing merger.

Orion Cellular
--------------

In June 1999, the Company completed the sale of O.T. Cellular Telephone Company (Illinois RSA #3). The sale resulted in a pretax gain of $2 million and is included in other income in the accompanying combined statements of income.

Schuyler Minburn Exchange & Schuyler Cellular
---------------------------------------------

In September 1999, the Company completed the sale of its local telephone exchange serving Woodward, Iowa and its interest in Central Iowa Cellular. The sale resulted in a pretax gain of $2.7 million and is included in other income in the accompanying combined statements of income.

South Alabama Cellular Communications Partnership
-------------------------------------------------

On January 31, 1997, the Company completed the sale of its 69.5 percent equity interest in the South Alabama Cellular Communications Partnership. The sale resulted in a pretax gain of $21.5 million and is included in other income in the accompanying combined statements of income.

3.  OTHER CHARGES
    -------------

In October 1997, Frontier Corporation, the former parent, recorded a pretax charge of $86.8 million consisting of a restructuring charge and a write-down for asset and lease impairments. The restructuring charge was primarily associated with a reduction in workforce of approximately 700 positions, program cancellations, and the exiting of certain product lines. The Company's allocated share of this charge was $4.2 million, primarily comprised of severance and related employee termination benefits. The related liability was retained by the parent. The plan was executed in accordance with the original program and was completed prior to December 31, 1998. The charge is reflected in operating expenses in the accompanying combined statements of income.

4.  PROPERTY, PLANT, AND EQUIPMENT
    ------------------------------

Major classes of property, plant, and equipment are summarized below (in thousands):

                                                                  1997            1998             1999
                                                             -----------     ------------     -------------

Land and buildings                                          $     86,726     $     89,518     $     113,780
Local and toll service lines                                     820,274          860,638           401,281
Central office equipment                                         607,029          677,420           292,221
Station equipment                                                 53,342           41,838            12,265
Furniture, office equipment, vehicles, tools, and other           67,430           78,547            41,750
Plant under construction                                          92,106          108,035           143,500
                                                             -----------     ------------     -------------
                                                               1,726,907        1,855,996         1,004,797
Less:  Accumulated depreciation                               (1,080,100)      (1,159,465)          (35,846)
                                                             -----------     ------------     -------------
                                                            $    646,807     $    696,531     $     968,951
                                                             ===========     ============     =============


Depreciation expense was approximately $101.1 million, $103.7 million, $83.6 million, and $35.8 million for the years ended December 31, 1997 and 1998, the nine months ended September 30, 1999, and the three months ended December 31, 1999, respectively.

5.  LONG-TERM DEBT
    --------------

Long-term debt consisted of the following at December 31 (in thousands):

                                                                 1997           1998             1999
                                                            ------------    -----------    -----------

7.51% medium-term notes due 2002 (a)                        $     40,000    $    40,000     $   40,000
7.61% senior notes due 2003 (b)                                   35,000         35,000         35,000
Rural Utilities Service (RUS) debt (c)                            53,239         50,313         47,372
                                                            ------------    -----------    -----------
Total long-term debt (including current portion)                 128,239        125,313        122,372
Less:  Current portion of long-term debt                           2,802          2,627          5,496
                                                            ------------    -----------    -----------
Total long-term debt                                        $    125,437    $   122,686     $  116,876
                                                            ============    ===========    ===========

In accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $121.9 million, as compared to the carrying value of $122.4 million.

(a) The medium-term notes were issued by Frontier Telephone of Rochester in connection with the Company's Open Market Plan agreement with the New York State Public Service Commission ("NYSPSC"). The notes are unsecured and mature on March 27, 2002.

(b) The senior notes were issued by Frontier Communications of Minnesota, a subsidiary of Frontier Subsidiary Telco, Inc., under a private placement offering. Certain assets of the Company are pledged as security, and the notes mature on February 1, 2003.

(c) The outstanding Rural Utilities Service debt was issued in varying amounts by several subsidiaries of the Company. The interest rates on the debt range from 2 percent to 9 percent, and the debt matures in varying amounts from 2000 through 2026. Certain assets of the issuing companies are pledged as security.

At December 31, 1999, aggregate debt maturities were (in thousands):

                2000              $     5,496
                2001                    3,522
                2002                   43,618
                2003                   38,336
                2004                    2,962
                Thereafter             28,438
                                  -----------
                                  $   122,372
                                  ===========

6.   INCOME TAXES
     ------------

The provision for income taxes consists of the following (in thousands):


                                                                                 Period from        Period from
                                                                                  January 1,         October 1,
                                           Year Ended         Year Ended       1999 to September  1999 to December
                                       December 31, 1997   December 31, 1998       30, 1999            31, 1999
                                       -----------------   -----------------   -----------------  ----------------
Federal:
   Current                               $    96,991          $    91,174        $    70,032         $    24,988
   Deferred                                   (7,658)              (3,073)             2,597              (1,737)
                                         -----------          -----------        -----------         -----------
                                              89,333               88,101             72,629              23,251
                                         -----------          -----------        -----------         -----------
State:
   Current                                     6,805               10,406              8,452               2,160
   Deferred                                    3,926                  133              1,117                  (7)
                                         -----------          -----------        -----------         -----------
                                              10,731               10,539              9,569               2,153
                                         -----------          -----------        -----------         -----------
Total income taxes                       $   100,064          $    98,640        $    82,198         $    25,404
                                         ===========          ===========        ===========         ===========




The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows (in thousands):


                                                                              Period from       Period from
                                          Year Ended         Year Ended        January 1,        October 1,
                                         December 31,       December 31,   1999 to September   1999 to December
                                             1997               1998            30, 1999          31, 1999
                                        --------------      ------------   ------------------  ----------------

Federal income tax expense at
  statutory rate                         $      90,095      $     90,022    $     71,738         $     13,549
State income tax (net of federal
  benefit)                                       6,975             6,850           6,220                1,399
Goodwill amortization                            1,001             1,001           1,346                5,250
Nondeductible amortization of
  stepped-up basis                                   -                 -               -                3,876
Other                                            1,993               767           2,894                1,330
                                         -------------      ------------    ------------         ------------
Total income tax                         $     100,064      $     98,640    $     82,198         $     25,404
                                         =============      ============    ============         ============



Deferred tax assets (liabilities) comprised the following at December 31 (in thousands):

                                                                         1997             1998              1999
                                                                ----------------  ---------------  ----------------

Accelerated depreciation                                        $       (54,363)  $       (49,016) $      (168,492)
Other                                                                    (1,013)           (1,441)          (2,630)
                                                                ----------------  ---------------  ----------------
Gross deferred tax liabilities                                          (55,376)          (50,457)        (171,122)
                                                                ----------------  ---------------  ----------------

Basis adjustment - purchased telephone companies                         26,437            23,378           22,803
Employee benefits obligation                                             19,373            20,363           44,137
Deferred compensation                                                     1,061             1,026              235
Acquisition related and other charges                                       780               656                -
Bad debt expense                                                            666             2,777            3,979
Partnership taxable income adjustment                                       409               407           (2,090)
Other                                                                     4,196             2,336               60
                                                                ----------------  ---------------  ---------------
Gross deferred tax assets                                                52,922            50,943           69,124
                                                                ----------------  ---------------  ---------------
Net deferred tax assets (liabilities)                           $        (2,454)  $           486  $      (101,998)
                                                                ================  ===============  ===============



7.  SERVICE PENSIONS AND BENEFITS
    -----------------------------

Prior to the Global Crossing merger, the Company participated in Frontier noncontributory plans, which were carried over post-merger and sponsored by GCNA, with identical terms. These noncontributory plans provide service pensions and certain death benefits. In 1995 and 1996, defined benefit plans sponsored by Frontier were frozen. As such, no new participants have been added to the plans. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans.

As the plans are over-funded, the Company recorded a net periodic pension benefit of approximately $6.7 million $3.7 million, $6.7 million, and $2.2 million for the years ended December 31, 1997 and 1998, the nine months ended September 30, 1999, and the three months ended December 31, 1999, respectively.

Prior to the Global Crossing merger, the Company participated in a number of Frontier defined contribution plans, which were carried over post-merger and sponsored by GCNA, with identical terms. The most significant plan covers nonbargaining employees, who can elect to make contributions through payroll deduction. Frontier/Global Crossing provides a contribution of 0.5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased on the open market by the plan's trustee. Frontier/Global Crossing also provides 100 percent matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of management, provide additional contributions based upon GCNA financial results. The total cost recognized by the Company for defined contribution plans was $2.9 million for the year ended December 31, 1997, $3.7 million for the year ended December 31, 1998, $3.0 million for the nine months ended September 30, 1999, and $1.0 million for the three months ended December 31, 1999.

8.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
    -------------------------------------------

The Company provides health care and life insurance benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, the Company elected to defer the recognition of the accrued obligation of $119.6 million over a period of twenty years. In accordance with APB No. 16, Business Acquisitions, the Company recognized the unamortized accrued obligation upon the effective date of the Global Crossing merger.

The status of the plans is as follows (in thousands):

                                                                                               Period from        Period from
                                                                                                January 1,          October 1,
                                                        Year Ended          Year Ended      1999 to September   1999 to December
                                                      December 31, 1997   December 31, 1998      30, 1999           31, 1999
                                                     ------------------   -----------------  ----------------   ----------------
Change in benefit obligation:
    Benefit obligation at beginning of the period     $    102,095        $   115,585         $  126,614         $   111,661
    Service cost                                               688                597                444                 118
    Interest cost                                            7,546              7,892              6,027               2,086
    Amendments                                              (2,812)               414              1,133                   -
    Actuarial loss (gain)                                   14,987              9,528            (15,504)             (2,892)
    Benefits paid                                           (6,919)            (7,402)            (7,053)             (1,991)
                                                      ------------        -----------         ----------         -----------
    Benefit obligation at end of the period                115,585            126,614            111,661             108,982
                                                      ------------        -----------         ----------         -----------

Change in plan assets:
    Fair value of plan assets at beginning of
      the period                                             5,322              5,038              4,430               2,988
    Actual return on plan assets                               359                 78                191                 180
    Employer contribution                                    6,276              6,716              5,420               1,877
    Benefits paid                                           (6,919)            (7,402)            (7,053)             (1,991)
                                                      ------------        -----------         ----------         -----------
    Fair value of plan assets at end of the
  period                                                     5,038              4,430              2,988               3,054
                                                      ------------        -----------         ----------         -----------

Funded status                                             (110,547)          (122,184)          (108,673)           (105,928)
Unrecognized transition obligation                          76,687             71,520                  -                   -
Unrecognized prior service cost                              1,261              1,516                  -                   -
Unrecognized net (gain) loss                                (8,003)             3,126                (34)             (2,027)
                                                      ------------        -----------         ----------         -----------
Accrued benefit cost                                 $     (40,602)       $   (46,022)        $ (108,707)        $  (107,955)
                                                      ============        ===========         ==========         ===========


The components of the estimated postretirement benefit cost are as follows (in thousands):

                                                                                             Period from         Period from
                                                                                              January 1,          October 1,
                                                       Year Ended         Year Ended       1999 to September   1999 to December
                                                   December 31, 1997   December 31, 1998       30, 1999            31, 1999
                                                   -----------------   -----------------   -----------------   ----------------

Service cost                                         $       688         $        597        $        444       $        118
Interest on accumulated postretirement benefit
  obligation                                               7,546                7,892               6,027              2,086
Amortization of transition obligation                      5,149                5,167               3,829                  -
Return on plan assets                                       (475)                (447)               (289)               (67)
Amortization of prior service cost                           217                  164                 206                  -
Amortization of gains                                     (1,801)              (1,172)               (379)                 -
                                                     -----------         ------------        ------------       -------------
Net postretirement cost                              $    11,324         $     12,201        $      9,838       $      2,137
                                                     ===========         ============        ============       =============


The following assumptions were used to value the postretirement benefit obligation for the years ended December 31:


                                                                                1997       1998       1999
                                                                             -------     -------     ------

Weighted average discount rate                                                 7.00%       6.75%      7.88%
Expected return on plan assets                                                 9.50        9.50       9.50
Rate of salary increase                                                        5.00        5.00       5.00
Assumed rate of increase in cost of covered health care benefits               5.00        5.00       5.00

Increases in health care costs were assumed to decline consistently to a rate of
5.0 percent by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1999 would increase by $8.2 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1999 would increase by $0.8 million. If the health care cost trend rates were decreased by one percentage point, the accumulated postretirement benefit health care obligations as of December 31, 1999 would decrease by $7.4 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1999 would decrease by $0.7 million.

The Company changed its assumptions used in 1997, 1998, and 1999 for the weighted average discount rate. This change in assumption did not have a material effect on the postretirement expense for these periods.

9.  STOCK OPTION PLANS AND OTHER COMMON STOCK TRANSACTIONS
    ------------------------------------------------------

Certain employees of the Company had been granted stock options by Frontier. As a result of the Global Crossing merger described in Note 1, all Frontier options outstanding became fully vested and were converted into options of Global Crossing common stock having the same terms and conditions, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 2.05. Accordingly, on the effective date of the Global Crossing merger, Company employees received 2.05 options of Global Crossing common stock for each option in Frontier stock. At December 31, 1999, 2,004,407 options of Global Crossing common stock were held by employees of the Company.

The Company accounts for stock compensation under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. As provided by SFAS No. 123, the Company has elected not to recognize compensation cost related to stock options issued to employees with exercise prices equal to the market price at the date of issuance. Had the Company elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option valuation model (in thousands):
                                             Three Months
                                            Ended December
                                               31, 1999
                                            --------------

Net income as reported                           $13,308
Pro forma net income                             $12,861
Fair value of options granted                    $12,562
Volatility                                        40.00%
Dividend yield                                     0.00%
Risk-free interest rates                          6.558%
Expective lives                                4-6 years

These   options   will  vest   immediately   upon  the  close  of  the  Citizens
Communications   Company   ("Citizens")   transaction   discussed  in  Note  14.
Forfeitures are recognized as they occur.


  Range of Exercise        Options        Weighted Average Remaining     Weighted Average
       Prices            Outstanding           Contractual Life           Exercise Price
  -----------------      -----------      --------------------------     ----------------

    $.50 - $11.00             132,215                7.06                     $10.62
   $11.01 - $17.00            782,077                8.39                      14.54
   $17.01 - $45.00          1,090,115                9.74                      26.51

  Range of Exercise        Options        Weighted Average Remaining     Weighted Average
       Prices            Exercisable           Contractual Life           Exercise Price
  -----------------      -----------      --------------------------     ----------------

    $.50 - $11.00             132,215                7.06                     $10.62
   $11.01 - $17.00            782,077                8.39                      14.54
   $17.01 - $45.00                615                9.28                      27.04


Additional information regarding options granted and outstanding is summarized below:

                                                                                 Weighted-Average
                                                                Options           Exercise Price
                                                               ----------        ----------------

               Outstanding at October 1, 1999                   2,210,169             $19.75
               Granted                                             15,300              45.00
               Exercised                                         (221,062)             13.83
                                                                ---------        ---------------
               Outstanding at December 31, 1999                 2,004,407              20.79
                                                                =========        ===============



10.  PREFERRED STOCK
     ---------------

Preferred stock consisted of the following at December 31, 1998 (in thousands of dollars, except share data):

      Frontier Communications of Ausable Valley, Inc.
        par value $100; 4,000 shares authorized;
        5.50% Series - redeemable at par:
          Shares outstanding                                        2,702
          Amount outstanding                                         $270

Effective July 1, 1999, the Company redeemed all of the outstanding preferred stock of Frontier Communications of Ausable Valley, Inc. at approximately par value.

11.  NEW ACCOUNTING PRONOUNCEMENTS
     -----------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In May 1999, the
FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 by one year. This statement makes SFAS No. 133 effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The FASB amended SFAS No. 133 with SFAS No. 138 for certain derivative instruments and certain hedging activities. The Company has determined the adoption of SFAS No. 133 will not have a material impact on the financial statements.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In the fourth quarter of 2000, the Company adopted SAB No. 101. The net impact was immaterial to the Company's results of operations.

12.  COMMITMENTS, CONTINGENCIES, AND OTHER
     -------------------------------------

Legal Matters
-------------

The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory, and administrative proceedings. The Company's management does not believe that any material liability will be incurred as a result of these matters.

Leases
------

The Company leases buildings, land, office space, and other equipment under various lease contracts.

Total rental expense amounted to approximately $5.7 million, $5.1 million, $4.2 million, and $1.7 million for the years ended December 31, 1997 and 1998, the nine months ended September 30, 1999, and the three months ended December 31, 1999, respectively.

Minimum annual rental commitments under noncancelable operating leases in effect on December 31, 1999 were as follows (in thousands):

                Years            Buildings         Equipment
                -----           ----------       -----------

                2000             $  1,097        $   1,513
                2001                  910               79
                2002                  873               69
                2003                  856               63
                2004                  178               52
                Thereafter            137                -
                                ----------       ----------
                Total            $  4,051        $   1,776
                                ==========       ==========

Other Matters
-------------

The Frontier subsidiary in Rochester, New York began its sixth year of operations under the Open Market Plan in January 2000. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (i) interconnection of competing local networks including reciprocal compensation for terminating traffic, (ii) equal access to network databases, (iii) access to local telephone numbers, (iv) service provider telephone number portability, and (v) certain wholesale discounts to resellers of local services.

During the operation of the Open Market Plan, the Company is regulated under pure price-cap regulation rather than rate-of-return regulation. Planned rate reductions of $21.0 million (the "Rate Stabilization Plan") are being implemented for Rochester area consumers, including $18.0 million of reductions that occurred through 1999, and an additional $1.5 million which commenced in January 2000. Rates charged for basic residential and business telephone service may not be increased during the seven-year period of the Plan. The Company is permitted to raise prices on certain enhanced products such as Caller ID and call forwarding. On August 25, 1999, NYSPSC solicited comments regarding the Rochester incumbent local exchange subsidiary's financial condition, earnings, service quality, competition in the Rochester market, and the terms and conditions of the Open Market Plan. Settlement discussions in this NYSPSC proceeding resulted in a Joint Proposal for Open Market Plan Continuation and Modification (the "Joint Proposal"), which was approved by the NYSPSC on March 30, 2000. Under the Joint Proposal, FTR will (i) remain under price-cap' regulation through 2002 (and possibly for an additional two years); (ii) be required to improve specified elements of service quality and to offer certain additional services; (iii) be subject to increased potential penalties related to service targets, and (iv) be required to lower certain residential and commercial service rates. The impact of the Joint Proposal will not have a material adverse effect on the Company as a whole. The NYSPSC also has issued orders on other regulatory issues that affect the Frontier ILEC's subsidiaries located in the State of New York, related to service quality, staff allocations, provisions, and relations with other carriers.

Dividend Policy
---------------

The Open Market Plan prohibits the payment of dividends by FTR to GCNA if (i) FTR's senior debt is downgraded to "BBB" by Standard & Poor's ("S&P"), or the equivalent rating by other rating agencies, or is placed on credit watch for such a downgrade, or (ii) a service quality penalty is imposed under the Open Market Plan with respect to FTR's retail services. Dividend payments to GCNA also require FTR's directors to certify that such dividends will not impair FTR's service quality or its ability to finance its short- and long-term capital needs on reasonable terms while maintaining an S&P debt rating target of "A". In 1999, FTR achieved the required service levels, but a previously imposed temporary restriction on dividend payments from FTR to GCNA remained in place until the NYSPSC was satisfied that FTR's service levels demonstrate that FTR has rectified the service deficiency. On October 18, 2000, the NYSPSC permanently eliminated from the Open Market Plan the dividend restriction associated with debt ratings and authorized the resumption of dividends. FTR subsequently paid a $23 million dividend to GCNA in 2000.

13.  TRANSACTIONS WITH AFFILIATES
     ----------------------------

The Company incurred charges of $17.2 million, $29.6 million, $17.4 million, and $3.7 million from GCNA for the years ended December 31, 1997 and 1998, the nine-month period ended September 30, 1999, and the three-month period ended December 31, 1999, respectively, for allocated corporate charges for executive, corporate planning, legal, tax, human resources, treasury, corporate communications, corporate accounting functions, Internet, and engineering performed on its behalf.

The Company contracts with Frontier Information Technologies, an information services subsidiary of GCNA, to provide and maintain its data processing systems. In the years ended December 31, 1997 and 1998, the nine-month period ended September 30, 1999, and the three-month period ended December 31, 1999, the Company incurred charges of $37.0 million, $38.5 million, $25.3 million, and $9.3 million, respectively, for these services.

Advances to affiliates includes $151.7 million, $190.0 million, and $275.1 million of investments held by GCNA on behalf of the Company at December 31, 1997, 1998 and 1999, respectively.

The Company remitted dividends to GCNA of $58.8 million, $70.1 million, $22.3 million, and $16.9 million in the years ended December 31, 1997 and 1998, the nine-month period ended September 30, 1999, and the three-month period ended December 31, 1999, respectively.

The Company has notes payable to affiliates of $13.6 million at December 31, 1997, 1998, and 1999. The proceeds from these notes were used to pay down higher interest rate debt.

14.  SUBSEQUENT EVENTS
     -----------------

On July 11, 2000, GCNA and GCNA's parent company, Global Crossing Limited, signed a Stock Purchase Agreement with Citizens Communications Company to sell the Frontier ILEC's to Citizens for $3.65 billion, subject to adjustment under the terms of the Stock Purchase Agreement. The transaction is expected to close in 2001, subject to regulatory approvals.

On October 13, 2000, a subsidiary of the Company, Frontier Subsidiary Telco Inc., completed a $1 billion term loan facility with Citibank, N.A. as administrative agent. Proceeds from the loan will be used to refinance higher interest bearing debt and will remain outstanding until GCNA completes the sale of its local exchange business to Citizens Communications. The loan has a maximum maturity of 18 months.